Exhibit 4.18

May 12, 2015

DELIVERED BY SEDAR

Alberta Securities Commission, as principal regulator

Ontario Securities Commission

Re:                             TransCanada PipeLines Limited (“TCPL”) and TransCanada Trust (the “Trust”)

Ladies and Gentlemen:

We refer to a final short form base PREP prospectus of the Trust, dated May 12, 2015 (the “Prospectus”), referring to the qualification for distribution by the Trust of unsecured, subordinated Trust Notes — Series 2015-A due 2075, guaranteed on a subordinated basis by TCPL.

We hereby consent to, the references to our firm name in the Prospectus on the cover page and under the headings “Interest of Experts” and “Documents Filed as Part of the Registration Statement” and the references to our firm name and to our opinion in the Prospectus under the heading “Legal Matters”.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to above or that are within our knowledge as a result of the services we provided in connection with such opinion.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP